Exhibit 8.2

                    , 2005

Centra Software, Inc.

430 Bedford Street

Lexington, Massachusetts 02420

Re:	Proposed merger of Spruce Acquisition Corporation with and into Centra Software, Inc. and the immediate subsequent merger of Centra Software, Inc. with and into Spruce Acquisition LLC

We have acted as counsel to Centra Software, Inc. (“Centra”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Spruce Acquisition Corporation (“Merger Sub 1”), a Delaware corporation and wholly-owned direct subsidiary of Saba Software, Inc. (“Saba”), a Delaware corporation, with and into Centra, and the immediate subsequent merger (the “Second Step Merger,” and together with the Merger, the “Mergers”) of Centra with and into Spruce Acquisition LLC (“Merger Sub 2”), a Delaware limited liability company and wholly-owned direct subsidiary of Saba, in accordance with the Agreement and Plan of Reorganization by and among Saba, Merger Sub 1, Merger Sub 2 and Centra dated October 5, 2005 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

We have examined the law and such papers, including the Merger Agreement, as deemed necessary to render the opinion expressed below. As to questions of fact material to our opinion we have relied on representations of Saba and Centra contained in Certificates (the “Certificates of Representation”) addressed to us and attached as an Exhibit hereto, without undertaking to verify the same by independent investigation; upon representations set forth in the Merger Agreement (including the Exhibits); and upon such other documents pertaining to the Mergers as we have deemed appropriate and necessary.

In our examination we have assumed that (i) the Mergers will be consummated in accordance with the terms of the Merger Agreement; (ii) each entity that is a party to any of the documents (the “Documents”) described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any

Centra Software, Inc.

                    , 2005

representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; and (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws.

The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

We express no opinion as to the federal income tax consequences other than that described below, if any, or as to the effect of the Mergers on other transactions, or as to any state, local or foreign income or other tax consequences with respect to the Mergers.

Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that for United States federal income tax purposes the Mergers will be a reorganization within the meaning of section 368(a) of the Code; and each of Centra and Saba will be treated as a party thereto within the meaning of section 368(b) of the Code.

We are furnishing this letter to you solely to satisfy the condition set forth in section 6.2(d) of the Merger Agreement with respect to your receipt of our opinion on the Closing Date. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the joint proxy statement/prospectus and to the reference to our firm under the heading “Material United States Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose, and may not be relied upon by any person or entity other than you, without our prior written consent. We undertake no responsibility to update or supplement this letter.

Sincerely, FOLEY HOAG LLP

By:
a Partner